Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Achieve Holdings

Achieve Merger Sub

Arco Platform Limited

OSC Investments Ltd.

Oto Brasil de Sá Cavalcante

Ari de Sá Cavalcante Neto

ASCN Investments Ltd.

GA IS Holding, L.P.

GAP (Bermuda) L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

GAP Coinvestments V, LLC

GAP Coinvestments CDA, L.P.

General Atlantic L.P.

General Atlantic Arco (Bermuda) 2, L.P.

General Atlantic GenPar (Bermuda), L.P.

General Atlantic GenPar (Lux) SCSp

General Atlantic (Lux) S.à r.l.

General Atlantic Partners (Bermuda) IV, L.P.

General Atlantic Partners (Bermuda) EU, L.P.

General Atlantic Partners (Lux), SCSp

General Atlantic (SPV) GP (Bermuda), LLC

Archery DF Holdings, LP

Cardinal DIG CC, LLC 11.8

Dragoneer CF GP, LLC

Dragoneer Global Fund II, L.P.

Dragoneer Global GP II, LLC

Dragoneer Global GP II CC, LLC

Dragoneer Global GP II Holdings, L.P

Marc Stad

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction				Amount of
	Valuation		Fee Rate		Filing Fee
Fees to Be Paid	$10,751,426	(1)	0.0001476	(2)	$1,586.91	(2)
Fees Previously Paid	$403,592,658	(3)			$44,475.91	(3)
Total Transaction Valuation	$414,344,084	(3)
Total Fees Due for Filing					$46,062.82
Total Fees Previously Paid					$44,475.91
Total Fee Offsets					—
Net Fee Due					$1,586.91

(1)	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing fee is calculated based on the aggregate cash payment for the proposed per share cash payment of $14.00 for an additional 767,959 Class A common shares issuable upon vesting of the Company’s restricted share units and options expected as of the closing of the transaction.

(2)	The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $147.60 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	The previously reported amount of the filing fee calculated in accordance with Rule 0-11(b)(1) under the Exchange Act based on the aggregate cash payment for the outstanding shares of the issuer subject to the transaction and the filing fee rate as of September 27, 2023.